                                                                    Exhibit 10.5



                                  November 4, 1997



Boston Properties, L.P.
8 Arlington Street
Boston, MA 02116
Attn: David Gaw
Phone: 617-859-2618
Fax: 617-536-5087

     Re:  Swap Transaction (Our Ref. No. A414770/45059131)

Dear Sirs:

     The purpose of this Letter Agreement is to set forth the terms and conditions of the Swap Transaction entered into between us on the trade date specified below (the "Swap Transaction"). This Letter Agreement constitutes a "confirmation" as referred to in the agreement specified below.

     The definitions and provisions contained in the 1991 ISDA definitions (the "Definitions") (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this confirmation. In the event of any inconsistency between those Definitions and provisions and this confirmation, this confirmation will govern.

     1. This confirmation evidences a complete binding agreement between you and us as to the terms of the Swap Transaction to which this confirmation relates and will constitute a confirmation subject to the terms and conditions of the Master Agreement in the form published by the International Swaps and Derivatives Association, Inc. ("ISDA") (Multicurrency -- Cross Border), except as expressly modified herein (the "ISDA Form"). In addition, upon the execution by you and us of such Master Agreement, with such modifications as you and we shall in good faith agree (the "Agreement"), this confirmation will supplement, form a part of, and be subject to the Agreement, which shall supersede such ISDA Form as applicable to the Swap Transaction, all provisions contained or incorporated by reference in such Agreement upon its execution shall govern this confirmation except as expressly modified below. Upon your request, Chase will promptly send you a copy of such ISDA Form and Definitions.

Boston Properties, L.P.
November 4, 1997
Page 2


     2. Each party will make each payment specified in this confirmation as being payable by it, not later than the due date for value on that date in the place of the account specified below, in freely transferable funds and in the manner customary for payments in the required currency. If on any date amounts would otherwise be payable in the same currency by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

     The parties of this confirmation are the Chase Manhattan Bank ("Chase") and Boston Properties, L.P. (the "Counterparty").


     3. The terms and conditions of the particular Swap Transaction to which this confirmation relates are as follows:


         Notional Amount:         USA 213,000,000.00

         Trade Date:              October 30, 1997

         Effective Date:          November 14, 1997

         Termination Date:        September 11, 2002
                                  Subject to adjustment in accordance with the modified following business day convention

         Fixed Amounts

         Fixed Rate Payer:        The Counterparty


                 Fixed rate payer payment dates, subject to adjustment in accordance with the modified following business day convention:
                 December 14, January 14, February 14, March 14, April 14, May 14, June 14, July 14, August 14, September 14, October 14, November 14 of each year prior to and including the termination date, commencing with December 15, 1997.

                 Fixed rate and fixed rate day count fraction: 6.0%; Actual/360

Boston Properties, L.P.
November 4, 1997
Page 3



         Floating Amounts

         Floating Rate
             Payer:               Chase

                 Floating rate payer payment dates, subject to adjustment in accordance with the modified following business day convention, December 14, January 14, February 14, March 14, April 14, May 14, June 14, July 14, August 14, September 14, October 14, November 14 of each year prior to and including the termination date, commencing with December 15, 1997.

         Floating Rate Option:    USD-LIBOR-BBA

         Floating Rate For
         Initial Calculation
           Period:                To be set 2 days prior to the Effective Date

         Designated Maturity:     1 month

         Spread:                  Plus 0.0%

         Floating Rate Day
         Count Fraction:          Actual/360

         Reset Dates:             The first day of each calculation period for
                                  the floating rate payer.

         Business Days for
         Payments by Both
           Parties:               London, New York

         Calculation Agent:       Chase

     4.  Account Details

         Payments to Chase

Boston Properties, L.P.
November 4, 1997
Page 4


         Account for payments in USD:

               Chase Manhattan Bank
               New York
               FED ABA 021-000-021
               A/C # 900-9-001364

         Payments to Counterparty

         Account for payments in USD:

               To be advised

     5.  Office and address for notices in connection with this Swap
            Transaction:

         (a) Chase: its head office in New York at 4 Chase Metrotech Center, 17th Floor, Brooklyn, NY 11245, Attn: Global Derivative Operations.

         (b)   Counterparty: its office in 8 Arlington Street, Boston, MA 02116,
               Attn: David Gaw, Phone (617) 859-2618, Fax: (617) 536-5087.

     6.  Documents to be Delivered:

         (a) Each party shall deliver to the other, at the time of its execution of this confirmation, evidence of the specimen signature and incumbency of each person who is executing the confirmation on the party's behalf, unless such evidence has previously been supplied in connection with this agreement and remains true and in effect.

         (b) Counterparty agrees to deliver to Chase an opinion from counsel in form and substance satisfactory to Chase.

     7.   Governing Law.

     This confirmation will be governed by and construed in accordance with the Law of the State of New York, provided however, that upon execution of the Agreement, this confirmation shall be governed by and construed in accordance with the law governing the Agreement.

Boston Properties, L.P.
November 4, 1997
Page 5


     Each party will be deemed to represent to the other party on the date on which it enters into a Swap Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Swap Transaction):

          (a) Non Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Swap Transaction and as to whether that Swap Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Swap Transaction: it being understood that information and explanations related to the terms and conditions of a Swap Transaction shall not be considered investment advice or a recommendation to enter into that Swap Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Swap Transaction.

          (b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Swap Transaction. It also is capable of assuming, and assumes, the risks of that Swap Transaction.

          (c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Swap Transaction.

          Negative Interest Rates.

          (a) Chase and Counterparty agree that, if with respect to a calculation period, either party is obligated to pay a floating amount that is a negative number (either due to a quoted negative floating rate or by operation of a spread that is subtracted from the floating rate), the floating amount with respect to that party for that calculation period will be deemed to be zero, and the other party will pay to that party the absolute value of the negative floating amount as calculated, in addition to any amounts otherwise owed by the other party for that calculation period, on the payment date that the floating amount would have been due if it had been a positive number.

     Please confirm that the foregoing correctly sets forth the terms of our Agreement by executing the copies of this confirmation enclosed for that purpose and returning them to us.

Boston Properties, L.P.
November 4, 1997
Page 6



     For inquiries regarding this confirmation please call: Customer Service at
(718) 242-3155, or Fax (718) 242-9262/4809/4811.

                                    Yours sincerely,

                                    THE CHASE MANHATTAN BANK

                                    By: /s/  Angela Barrow
                                        --------------------------------

                                    Authorized Signature

                                    Angela Barrow
                                    Vice President
                                    Chase Manhattan Bank


Confirmed as of the date first
above written:

BOSTON PROPERTIES, L.P.

By: _____________________________________